                                                                 Exhibit 10.9



                                SHAREHOLDERS AGREEMENT


    This SHAREHOLDERS AGREEMENT (the "Agreement"), dated as of the 22 day of October, 1996 by and among Aramex International, Limited, a Hong Kong company limited by shares (the "Company"), William S. Kingson, an individual residing in, New York, New York ("Kingson"), Fadi Ghandour, an individual residing in Amman, Jordan ("F. Ghandour"), Rula Ghandour, an individual residing in Amman, Jordan ("R. Ghandour") and Airborne Freight Corporation, a Delaware corporation ("Airborne") (each a "Party" and collectively, the "Parties"),

                                 W I T N E S S E T H:

    WHEREAS, the Parties have entered into that certain Stock Purchase
Agreement of even date herewith (the "Purchase Agreement") regarding the purchase by Airborne of 195 shares of the Company's common stock (the "Shares"); and

    WHEREAS, the Parties desire to place certain restrictions on the transfer of the Shares as well as the shares of the Company's common stock held by Kingson, F. Ghandour, R. Ghandour (together with Airborne, the "Shareholders"); and

    WHEREAS, the Company is planning to consummate an initial public offering ("IPO") of its common stock in the near future;,

    NOW, THEREFORE, in consideration of the mutual premises set forth herein, the Parties hereby agree as follows:

ARTICLE 1.  RESTRICTIONS ON TRANSFER.

    1.1 "Transfer" shall mean the direct or indirect, through intermediaries or otherwise, sale, transfer, distribution, assignment, bequest, pledge, hypothecation, encumbrance, grant of a security interest in, or grant, issuance, sale or conveyance of any option, warrant or right to acquire, grant of a proxy to vote, or other disposition of the Shares or shares, as the case may be, of the common stock of the Company. "Transfer" shall not include a sale on the open market or the Transfer of shares by the Company in connection with a strategic acquisition or similar transaction where the Company (directly or through one or more subsidiaries) is the acquiring party.

    1.2 Airborne shall not Transfer the Shares or any interest therein to any one or more companies (each an "Aramex Prohibited Company"), or their subsidiaries, parents or known affiliates primarily engaged in the transportation of air freight or air express shipments without first offering such shares to the Company on the same terms and conditions as the proposed Transfer to the Aramex Prohibited Company(s). Upon receipt of such offer, the Company shall have twenty (20) days to accept or reject the terms of the offer in writing. In the event the Company rejects the offer, Airborne shall be free to Transfer the Shares which were the subject of the offer to the Aramex Prohibited

Company(s) on the same terms and conditions it offered such shares to the Company. The failure of the Company to accept or reject the offer in writing shall be treated as a rejection of such offer. In the event that the Company accepts the offer, the Company must complete the Transfer in accordance with the same terms and condition set forth in the offer.

    1.3 Neither the Company nor Kingson nor F. Ghandour nor R. Ghandour shall Transfer any shares of the Company's common stock to any one or more of the following companies (each an "Airborne Prohibited Company") or their subsidiaries, parents or known affiliates:

         (a)  DHL Airways, Inc.;

         (b)  Federal Express Corporation;

         (c)  United Parcel Service Co.;

         (d)  TNT; or

         (e) any other company primarily engaged in the transportation of air freight or air express shipments.

without first offering such shares to Airborne on the same terms and conditions as the proposed Transfer to the Airborne Prohibited Company(s). Upon receipt of such offer, Airborne shall have twenty (20) days to accept or reject the terms of the offer in writing. In the event Airborne rejects the offer, the Company, Kingson, F. Ghandour and/or R. Ghandour, as the case may be, shall be free to Transfer the shares which were the subject of the offer to the Airborne Prohibited Company(s) on the same terms and conditions it offered such shares to Airborne. The failure of Airborne to accept or reject the offer in writing shall be treated as a rejection of such offer. In the event that Airborne accepts the offer, Airborne must complete the Transfer in accordance with the same terms and condition set forth in the offer.

    1.4 Except as set forth in sections 1.2 and 1.3 above, and in accordance with applicable law, the Company and each Shareholder may Transfer the Shares or shares of the common stock of the Company, as the case may be, PROVIDED, HOWEVER, that if the Company proposes to sell and issue any authorized but unissued shares of stock of the Company to a third party for value, the Company shall advise and consult with Airborne regarding such proposed sale. If the Company proceeds.with the sale, it shall deliver notice in writing to Airborne regarding such proposed sale within fifteen (15) days of consummation of the sale. Notwithstanding the foregoing, an individual (as opposed to an entity) Shareholder may, without consultation with Airborne but with notice to the Company and each Shareholder, Transfer shares of the common stock of the Company to such Shareholder's parents, spouse, spouse's parents, any child or grandchild of the Shareholder, or a trust of which the trustee and all of the beneficiaries are such Shareholder or one or more of such Shareholders parents, spouse, spouse's parents, or children or grandchildren.

    1.5 It is agreed that should the Company, Kingson, F. Ghandour and/or R. Ghandour opt to Transfer any shares of the, common stock of the Company to an Airborne Prohibited Company, Airborne shall have the right to sell all, but not less than all, of the Shares to the Company on the same terms and conditions as the sale to the Airborne Prohibited Company. Notwithstanding any provision herein to the contrary, this Article 1.5 shall survive the termination of this Agreement pursuant to Article 2.1(a), 2.1(b) or 2.1(c).

    1.6 Notwithstanding anything to the contrary contained herein, it is understood and agreed that the Company (and its Bermuda successor entity) may issue, and the Company, Kingson, F. Ghandour and/or R. Ghandour may Transfer, shares in the IPO (and create a stock option plan in connection therewith and issue and Transfer shares thereunder), including pursuant to any exercise of the over-allotment option granted to the underwriters in the IPO.

ARTICLE 2.  TERMINATION.

    2.1 This Agreement shall immediately terminate and be of no further force or effect if one or more of the following events (each a "Terminating Event" and collectively, the "Terminating Events") occur:

         (a)  the Company consummates an IPO of its common stock; or

         (b)  there is a change of control at Airborne.  For purposes of this
Article 2(b), a change of control shall mean:

              (1) the sale, transfer or similar disposition of 30% or more of Airborne's Authorized and issued stock to a single person or entity or affiliated entities; or

              (2) the sale, transfer or similar disposition of all or substantially all of the assets of Airborne;

or

         (c) the expiration of two (2) years from the date first written above.

    2.2 It is agreed that should the Company consummate a second public offering of its common stock, the Company shall, at Airborne's written request, arrange for the registration of the Shares at the Company's expense (except that Airborne shall be responsible for its own attorneys' fees), subject to the usual and customary business practices of such registrations, including without limitation customary underwriters cutbacks, to be fully negotiated and agreed at a later date. Notwithstanding any provision herein to the contrary, this
Article 2.2 shall survive termination of this Agreement pursuant to Article 2.1(a), 2.1(b) or 2.1(c).

ARTICLE 3.  FINANCIAL INFORMATION.

    The Company shall furnish to Airborne a copy of its unaudited quarterly financial statements within 45 days of the end of each quarter and a copy of its audited annual financial statements within 90 days of the Company's fiscal year-end.

ARTICLE 4.  REINCORPORATION.

    The Company and the Shareholders agree that the officers of the Company are authorized to take all actions necessary to reincorporate, reorganize, effect a share exchange or asset transfer under the laws of Bermuda.

ARTICLE 5.  MATERIAL BREACH.

    5.1 In the event of a material breach of any term or condition of this Agreement by a Party (the "Breaching Party"), the non-breaching Party(s) (each a "Non-Breaching Party" and collectively, the "Non-Breaching Parties") shall deliver notice of such material breach to the Breaching Party and the Breaching Party shall have ten (10) days to cure such material breach. In the event that the Breaching Party fails to cure the breach within 10 days of receipt of notice, then the Non-Breaching Party(s), and each of them, may pursue all remedies available at law and in equity against the Breaching Party. The Parties agree that breach of this Agreement could not be adequately compensated with monetary damages and that injunctive relief and specific performance shall be appropriate remedies.

    5.2 In addition to the above-described remedies, any Transfer of the Shares or shares of the common stock of the Company shall be null and void unless the terms, conditions and provisions of this Agreement are strictly observed and followed.

ARTICLE 6.  MISCELLANEOUS.

    6.1 Term. This Agreement shall be effective as of the date first written above and shall remain in effect until such time as a Termination Event occurs.

    6.2 Notice. All notices or other written correspondence delivered hereunder shall be sent via confirmed facsimile transmission, prepaid first class U.S. mail or recognized express mail carrier:

         if to the Company, to:   Aramex International, Limited
                             P.O. Box 3371
                             Amman, 11181
                             Jordan
                             Attn:     President
                             Fax: 011-962-668-7451
         if to Kingson, to:       Mr. William S. Kingson
                             969 Fifth Avenue
                             New York, NY 10021
                             Fax: (212) 308-3938

         if to F. Ghandour, to:   Mr. Fadi Ghandour
                             c/o Aramex International, Limited
                             P.O. Box 3371
                             Amman, 11181
                             Jordan
                             Fax: 011-962-668-7451

         if it R. Ghandour, to:   Ms. Rula Ghandour
                             c/o Aramex International, Limited
                             P.O. Box 3371
                             Amman, 11181
                             Jordan
                             Fax: 011-962-668-7451

         and if to Airborne, to:  Airborne Freight Corporation
                             3101 Western Avenue
                             Seattle, WA 98111
                             Attn:     Robert S. Cline, Chairman & CEO
                             Fax: (206) 281-1444

         with a copy to:          Airborne Freight Corporation
                             3101 Western Avenue
                             Seattle, WA 98111
                             Attn:     David C. Anderson,
                                  Corporate Secretary/Counsel
                             Fax: (206) 281-1444

    6.3 Entire Agreement. This Agreement and the Purchase Agreement represent the entire agreement and understanding of the Parties and supersede all other prior agreements and understandings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof and thereof.

    6.4 Modification; Waiver. This Agreement may be modified or amended only by a writing executed by all Parties hereto. The waiver by any Party of such Party's rights under this Agreement shall not constitute a waiver of any future rights and/or enforcement of such rights.

    6.5 Assignment. This Agreement shall not be assigned by any Party without the prior written consent of each of the Parties.

    6.6 Severability. If any provision of this Agreement is found to be illegal, invalid, or unenforceable under any applicable law, such contravention or invalidity shall not invalidate the entire Agreement. Such provision shall be deemed to be modified to the extent necessary to render it legal, valid and enforceable, and if no such modification can render it legal, valid and enforceable, then this Agreement shall be construed as if not containing such provision and the rights and obligations of the Parties shall be construed and enforced accordingly.

    6.7 Headings. The headings of the articles and sections hereof have been inserted for reference only and do not constitute a part of this Agreement.

    6.8 Choice of Laws. This Agreement shall be construed in accordance with the laws of the State of Delaware and the United States of America, without regard to the conflict of laws provisions thereof. Any litigation or other enforcement procedure brought in connection with this Agreement shall be heard in the state or federal courts of the United States.

    6.9 Counterparts; Faxed Signatures. This Agreement may be executed in any number of counterparts, each of which shall be deemed and original and together shall constitute one and the same document. Signatures transmitted via facsimile shall be considered original signatures.

    6.10 Legend. The certificates representing the Shares shall bear a legend substantially as follows:

         The certificate is transferable only after compliance with the provisions of that certain Shareholders Agreement dated as of the day of October, 1996, as amended to date, and affecting the share represented hereby, a copy of which is on file in the office of the Secretary of the Company. That Agreement provides generally, in certain circumstances, that rights of first refusal shall be extended to Shareholders of the Company or the Company and that transferee Shareholders and the transferred common stock shall be subject to the terms, conditions, restrictions, requirements and other provisions of the Shareholders Agreement.

    6.11 Inspection. A copy of this Agreement shall be on file in the office of the Secretary of the Company, and shall be available for inspection upon reasonable notice to the Secretary during normal business hours.